UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                       GELTEX PHARMACEUTICALS INCORPORATED
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    368538104
                                 (CUSIP Number)

                                December 7, 1999
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1 (b)
         |x| Rule 13d-1 (c)
         |_| Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 368538104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         OrbiMed Advisers Inc.
         -----------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)

         -----------------------------------------------------------------------
(3)      SEC Use Only
         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization     British Virgin Islands
         -----------------------------------------------------------------------
   Number of      (5)      Sole Voting Power               0
   Shares
   Beneficially   --------------------------------------------------------------
   Owned by       (6)      Shared Voting Power       979,000
   Each
   Reporting      --------------------------------------------------------------
   Person         (7)      Sole Dispositive Power          0
   With

                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power  979,000

         -----------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         979,000
         -----------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         -----------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row (9)
         5.4%
         -----------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions)      IA
                                                     ---------------------------

CUSIP No. 368538104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         OrbiMed Advisors LLC
         -----------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         -----------------------------------------------------------------------
(3)      SEC Use Only
         -----------------------------------------------------------------------
(4)      Citizenship or Place of Organization       Delaware
         -----------------------------------------------------------------------
   Number of      (5)      Sole Voting Power               0
   Shares
   Beneficially   --------------------------------------------------------------
   Owned by       (6)      Shared Voting Power       979,000
   Each
   Reporting      --------------------------------------------------------------
   Person         (7)      Sole Dispositive Power          0
   With
                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power  979,000
         -----------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         979,000
         -----------------------------------------------------------------------
(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
         -----------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row (9)
         5.4%
         -----------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions)      CO
                                                     ---------------------------

CUSIP No. 368538104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Caduceus Capital Trust
         -----------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)

         -----------------------------------------------------------------------
(3)      SEC Use Only

         -----------------------------------------------------------------------
(4)      Citizenship or Place of Organization        Bermuda
         -----------------------------------------------------------------------
   Number of      (5)      Sole Voting Power               0
   Shares
   Beneficially   --------------------------------------------------------------
   Owned by       (6)      Shared Voting Power       979,000
   Each
   Reporting      --------------------------------------------------------------
   Person         (7)      Sole Dispositive Power          0
   With
                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power  979,000
         -----------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         979,000
         -----------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         -----------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row (9)
         5.4%
         -----------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions)      OO
                                                     ---------------------------

CUSIP No. 368538104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Caduceus Capital II, L.P.
         -----------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         -----------------------------------------------------------------------
(3)      SEC Use Only
         -----------------------------------------------------------------------
(4)      Citizenship or Place of Organization       Delaware

         -----------------------------------------------------------------------
   Number of      (5)      Sole Voting Power               0
   Shares
   Beneficially   --------------------------------------------------------------
   Owned by       (6)      Shared Voting Power       979,000
   Each
   Reporting      --------------------------------------------------------------
   Person         (7)      Sole Dispositive Power          0
   With
                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power  979,000

         -----------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         979,000
         -----------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         -----------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row (9)
         5.4%
         -----------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions)      PN
                                                     ---------------------------

CUSIP No. 368538104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Finsbury Worldwide Pharmaceutical Trust
         -----------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         -----------------------------------------------------------------------
(3)      SEC Use Only

         -----------------------------------------------------------------------
(4)      Citizenship or Place of Organization    United Kingdom
         -----------------------------------------------------------------------
   Number of      (5)      Sole Voting Power               0
   Shares
   Beneficially   --------------------------------------------------------------
   Owned by       (6)      Shared Voting Power       979,000
   Each
   Reporting      --------------------------------------------------------------
   Person         (7)      Sole Dispositive Power          0
   With
                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power  979,000
         -----------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         979,000
         -----------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         -----------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row (9)
         5.4%
         -----------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions)      OO
                                                     ---------------------------

CUSIP No. 368538104

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Worldwide Health Sciences Portfolio
         -----------------------------------------------------------------------
(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)
         -----------------------------------------------------------------------
(3)      SEC Use Only

         -----------------------------------------------------------------------
(4)      Citizenship or Place of Organization       New York

         -----------------------------------------------------------------------
   Number of      (5)      Sole Voting Power               0
   Shares
   Beneficially   --------------------------------------------------------------
   Owned by       (6)      Shared Voting Power       979,000
   Each
   Reporting      --------------------------------------------------------------
   Person         (7)      Sole Dispositive Power          0
   With
                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power  979,000
         -----------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         979,000
         -----------------------------------------------------------------------
(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
         -----------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row (9)
         5.4%
         -----------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions)      IV
                                                     ---------------------------

Item 1.  Issuer

         (a)   Geltex Pharmaceuticals Incorporated
         (b)   303 Bear Hill Road, Waltham, MA 02154

Item 2.  Persons Filing

         (a)   Name of Persons Filing:

               OrbiMed Advisors Inc.
               OrbiMed Advisors LLC
               Caduceus Capital Trust
               Caduceus Capital II, L.P.
               Finsbury Worldwide Pharmaceutical Trust
               Worldwide Health Sciences Portfolio

         (b)   Address of Principal Offices:
               c/o OrbiMed Advisors LLC
               767 Third Avenue, 6th Floor
               New York, New York  10010

         (c)   Citizenship:

               Please refer to Item 4 on each cover sheet for each filing person

         (d)   Title of Class of Securities:

               Common Stock

         (e)   CUSIP Number: 368538104

Item 3.        Not Applicable

Item 4.        Ownership

               Please see Items 5, 6, 7, 8, 9, and 11 for each cover sheet for each filing entity.

Item 5.  Ownership of Five Percent or Less of a Class

               Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

               Not applicable.

Item 8.  Identification and Classification of Members of the Group

               Not Applicable.

Item 9.  Notice of Dissolution of Group

               Not Applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 10, 2000

                                           ORBIMED ADVISORS LLC

                                           By: /s/ Samuel D. Isaly
                                                   -----------------------------
                                                   Name: Samuel D. Isaly
                                                   Title: Managing Member


                                           CADUCEUS CAPITAL TRUST

                                           By: /s/ Deborah O'Donnel
                                                   -----------------------------
                                                   Name: Deborah O'Donnel
                                                   Title: Secretary


                                           CADUCEUS CAPITAL II, L.P.

                                           By:   OrbiMed Advisors LLC,
                                                 its general partner

                                                 By: /s/  Samuel D. Isaly
                                                    ----------------------------
                                                    Name: Samuel D. Isaly
                                                    Title: Managing Member


                                           FINSBURY WORLDWIDE
                                           PHARMACEUTICAL TRUST

                                           By: /s/  Samuel D. Isaly
                                               ---------------------------------
                                               Name: Samuel D. Isaly
                                               Title: Director

                                           ORBIMED ADVISORS INC.

                                           By: /s/ Samuel D. Isaly
                                               ---------------------------------
                                               Name: Samuel D. Isaly
                                               Title: President


                                           WORLDWIDE HEALTH SERVICES
                                           PORTFOLIO

                                           By: /s/ Samuel D. Isaly
                                               ---------------------------------
                                               Name: Samuel D. Isaly
                                               Title: Director